American Balanced Fund
December 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:
Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$115,000,000
K2) Maximum Fee Rate	0.204

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$1,091,907
Class B	$-
Class C	$87,142
Class T*	$-
Class F-1	$80,879
Class F-2	$150,501
Class F-3	$31,279
Total	$1,441,708
Class 529-A	$61,155
Class 529-B	$-
Class 529-C	$8,420
Class 529-E	$2,492
Class 529-T*	$-
Class 529-F-1	$3,159
Class R-1	$1,360
Class R-2	$12,663
Class R-2E	$565
Class R-3	$50,139
Class R-4	$109,385
Class R-5	$42,776
Class R-5E	$376
Class R-6	$325,068
Total	$617,558
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.4850
Class B	$-
Class C	$0.2758
Class T	$0.4273
Class F-1	$0.4637
Class F-2	$0.5335
Class F-3	$0.5638
Class 529-A	$0.4666
Class 529-B	$-
Class 529-C	$0.2407
Class 529-E	$0.4018
Class 529-T	$0.4177
Class 529-F-1	$0.5251
Class R-1	$0.2671
Class R-2	$0.2732
Class R-2E	$0.3673
Class R-3	$0.3890
Class R-4	$0.4680
Class R-5E	$0.5345
Class R-5	$0.5480
Class R-6	$0.5614

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$232,854
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$7,219,171
D) Long - term debt securities including convertible debt	$40,980,501
E) Preferred, convertible preferred, and adjustable rate preferred stock	$88,043
F) Common Stock	$77,827,835
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$1,405,985
K) Receivables from affiliated persons	$0
L) Other receivables	$706,975
M) All other assets	$1,337
N) Total assets	$128,462,701
O) Payables for portfolio instruments purchased	$3,048,431
P) Amounts owed to affiliated persons	$63,394
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$288,803
S) Senior equity	$0
T) Net Assets of Common shareholders	$125,062,073

Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	2,341,070
Class B	-
Class C	326,759
Class T*	-
Class F-1	182,710
Class F-2	321,154
Class F-3	86,971
Total	3,258,664
Class 529-A	142,281
Class 529-B	-
Class 529-C	30,333
Class 529-E	6,439
Class 529-T*	-
Class 529-F-1	6,555
Class R-1	4,971
Class R-2	46,521
Class R-2E	2,118
Class R-3	128,100
Class R-4	234,424
Class R-5	76,907
Class R-5E	1,190
Class R-6	671,556
Total	1,351,395
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$27.15
Class B	$-
Class C	$26.98
Class T	$27.15
Class F-1	$27.13
Class F-2	$27.13
Class F-3	$27.14
Class 529-A	$27.11
Class 529-B	$-
Class 529-C	$27.11
Class 529-E	$27.09
Class 529-T	$27.15
Class 529-F-1	$27.09
Class R-1	$26.97
Class R-2	$26.98
Class R-2E	$27.05
Class R-3	$27.01
Class R-4	$27.10
Class R-5E	$27.12
Class R-5	$27.18
Class R-6	$27.16

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$113,542,835

* Amount less than one thousand